EXHIBIT 24

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 7/22/26 to 7/31/26, the date of the event which required filing of this Schedule 13D/A. All trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
7/21/2026	Sell	93,506	15.49
7/22/2026	Sell	79,000	15.44
7/23/2026	Sell	40,830	15.13
7/24/2026	Sell	46,387	15.13
7/27/2026	Sell	151,995	15.11
7/28/2026	Sell	148,742	15.15
7/29/2026	Sell	158,002	14.95
7/30/2026	Sell	187,774	15.00
7/31/2026	Sell	160,866	15.00